Exhibit 3.10

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERIZON WIRELESS CAPITAL LLC

This FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (the “Amendment”) of Verizon Wireless Capital LLC, a Delaware limited liability company (the “Company”), is entered into by Cellco Partnership, a Delaware general partnership, the sole member of the Company (the “Member”), effective October 8, 2008.

WHEREAS, the Member desires to amend the Agreement;

NOW, THEREFORE, in consideration of the foregoing premise, and for other good and valuable consideration, the Agreement is amended, as follows:

5. Principal Business Office. The principal business office of the Company shall be c/o Cellco Partnership, One Verizon Way, Basking Ridge, New Jersey, 07920, or such other location as may hereafter be determined by the Member.

7. Member. The name and business address of the sole Member is as follows:

Cellco Partnership

One Verizon Way

Basking Ridge, New Jersey 07920

ALL OTHER PROVISIONS OF THE AGREEMENT SHALL REMAIN UNCHANGED.

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the date first set above written.

SOLE MEMBER

Cellco Partnership

By:	/s/ Alice C. Brennan
Alice C. Brennan
Assistant Secretary